Filed Pursuant to Rule 424(b)(3)

Under Registration No. 333-110273

PROSPECTUS

TECO ENERGY, INC.

Common Stock, $1.00 Par Value

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

The Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”) of TECO Energy, Inc. (the “Company”) provides shareholders with a convenient and economical method of purchasing additional Common Stock of the Company. Employees of the Company and its subsidiaries may also purchase Common Stock under the Plan through automatic payroll deductions.

Shares purchased under the Plan will be purchased directly from the Company unless the Company directs the Plan Administrator, Wells Fargo Shareowner Services (the “Plan Administrator”), to purchase shares on the open market.

Participants in the Plan may:

-	have cash dividends on all or some of their shares of Common Stock automatically reinvested, at the current market price as defined below, in stock purchased from the Company or on the open market; or

-

continue to receive their cash dividends and invest by making optional cash payments of not less than $25 and not more than $10,000 per transaction maximum, with a maximum annual investment of $120,000 in the aggregate per calendar year, at the current market price as defined below, in stock purchased from the Company or on the open market; or

-	invest their cash dividends on all or some of their shares and make optional cash payments.

If original issue shares of Common Stock of the Company are purchased under the Plan, the purchase price for shares acquired with reinvested cash dividends and/or optional cash payments will be the average of the daily high and low sale prices for the composite trading of the Company’s Common Stock, on the purchase date. The price per share to Participants of shares purchased on the open market will be the weighted average price of the shares acquired by the Plan Administrator, plus a per share charge, which includes a brokerage commission. The current $.10 per share charge is subject to change over time. No shares will be purchased from the Company under the Plan at less than their par value, currently $1.00 per share.

Cash dividends will be invested quarterly, normally on each dividend payment date, and optional cash payments will be invested monthly, normally on the 28th day of the month.

Shareholders who do not participate in the Plan will continue to receive cash dividends.

The Company’s Common Stock is listed on the New York Stock Exchange under the symbol “TE.”

On December 14, 2012, the closing price of the common stock was $16.60.

This Prospectus relates to 1,596,556 shares of Common Stock and should be retained for future reference.

This Prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. Before you participate in the Plan, please carefully read this Prospectus, including “Risk Factors” on page 1, and the information referred to under the heading “Incorporation by Reference.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 17, 2012.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”). This Prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained or incorporated by reference in this Prospectus as to the contents of any contract or other document are not necessarily complete. If the Commission’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit for a complete description.

You should rely only on the information contained in this Prospectus or incorporated by reference. We have not authorized anyone to provide you with different information or to make any representation not contained in this Prospectus. If you receive any other information or representations, you should not rely on it. This Prospectus does not constitute an offer by the Company to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. You should not assume that the information contained or incorporated by reference in this Prospectus is accurate as of any date other than the respective dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date

The information found on, or otherwise accessible through any website referenced in this Prospectus is not incorporated into, and does not form a part of, this Prospectus.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should read and carefully consider the risk factors described in our annual, quarterly and current reports filed with the Commission, which are incorporated by reference into this Prospectus, as well as other information we include or incorporate by reference in this Prospectus. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may affect our business, financial condition and/or future operating results.

AVAILABLE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission’s website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our website at http://www.tecoenergy.com. The Company’s website is not part of this Prospectus.

The Company has filed with the Commission a registration statement on Form S-3 (with all amendments and exhibits, the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits thereto.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “34 Act”) are incorporated by reference in this Prospectus:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012.

3.

The Company’s Current Reports on Form 8-K filed with the Commission on February 2, 2102 , May 1, 2012, May 4, 2012, August 2, 2012 , September 28, 2012, October 23, 2012 , November 1, 2012, and November 6, 2012.

4.

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-B (File No. 1-8180) dated July 10, 1981, including any amendment or report filed after the date of this Prospectus for the purpose of updating such description.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents, provided, however that the Company is not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed incorporated document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits have been specifically incorporated by reference therein). Requests for such copies should be directed to: Shareholder Services, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, telephone (813) 228-1326 or toll free 1-800-810-2032, or via email at investorrelations@tecoenergy.com.

FORWARD-LOOKING STATEMENTS

This Prospectus and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words to identify forward-looking statements.

Without limiting the foregoing, any statements relating to our

•	earnings estimates and outlooks;

•	anticipated capital expenditures;

•	future cash flows and borrowings;

•	potential future merger opportunities and/or asset sales or monetizations; and

•	sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

Among the factors that could cause actual results to differ materially are:

•	the effect of our substantial indebtedness on our financial condition and financial flexibility;

•

ratings downgrades that could affect our ability to access capital and to make payments on subordinated debt or pay dividends, our ability to maintain compliance with covenants in our borrowing arrangements and increase our financing costs;

•	our ability to limit capital expenditures to forecast levels;

•	limitations on our ability to obtain cash flow on which we depend from our subsidiaries;

•	interest rates and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms;

•	the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production;

•	general economic conditions, particularly those affecting energy sales in our service area;

•	economic conditions, both national and international, affecting the demand for TECO Coal’s products;

•	potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

•	federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

•	variations in weather conditions and seasonal variations affecting energy sales and operating costs;

•	commodity price changes, including the price of energy affecting our businesses;

•	fuel cost recoveries and related cash at Tampa Electric or natural gas demand at Peoples Gas;

•	availability of transmission for sale of our power;

•	problems with our subsidiaries’ operations such as accidents or equipment failures that, if they occurred, would cause us to incur substantial costs; and

•	changes in environmental regulation that may impose additional costs or curtail some of our activities.

When considering forward-looking statements you should keep in mind the cautionary statements in this Prospectus and the documents incorporated by reference, including the Risk Factors included in our filings with the Commission.

THE COMPANY

TECO Energy, Inc., a Florida corporation, is the issuer of the shares of Common Stock covered by this Prospectus. The company is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Its other major subsidiary, TECO Coal, owns and operates coal production facilities in Kentucky and Virginia.

A more complete description of the business of the Company and its recent activities can be found in documents listed in Incorporation of Certain Documents by Reference.

The principal executive offices of the Company are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, telephone (813) 228-1111.

DESCRIPTION OF THE PLAN

The following questions and answers describe the provisions of the Plan.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of the Company’s Common Stock and employees of the Company and its subsidiaries with a convenient method of investing cash dividends and optional cash payments toward the purchase of shares of Common Stock. Also, because shares of Common Stock purchased under the Plan may be acquired directly from the Company, the Company may receive additional equity funds which would be added to its general funds and would be used for general corporate purposes.

ADVANTAGES

2.	What are the advantages of the Plan?

Participants in the Plan may (a) have cash dividends on all or some of their shares of Common Stock automatically invested, (b) invest in additional shares by making optional cash purchases of not less than $25 and not more than $10,000 per transaction maximum, with a maximum annual investment of $120,000 per calendar year, whether or not a Participant has elected to have cash dividends automatically reinvested or (c) invest all or some of their cash dividends and make optional cash payments.

For the price of shares purchased under the Plan, see Question 20. No shares will be purchased from the Company under the Plan at less than their par value, currently $1.00 per share.

Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to Participants’ accounts. In addition, cash dividends applicable to such fractions of shares, as well as full shares, will be credited to Participants’ accounts. The Plan Administrator will provide simplified recordkeeping through regular statements of Participants’ accounts.

ADMINISTRATION

3.	Who administers the Plan? How do I contact the Plan Administrator?

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (the “Plan Administrator”) will administer the Plan and make purchases of shares as Plan Administrator for Participants. The Plan Administrator will keep a continuous record of each participating shareholder’s activities and send him or her a statement of account or “Transaction Request Form” following each purchase of shares for his or her account. The Plan Administrator will hold for safekeeping the shares purchased for each Participant until termination of participation in the Plan or receipt of a written request by a Participant for all or part of his or her shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in its name for each Participant in the Plan.

For information on how to contact the Plan Administrator, see “Contact Information” on page 16.

PARTICIPATION

4.	Who is eligible to participate?

All holders of record of shares of the Company’s Common Stock are eligible to participate in the Plan. If the Common Stock of a shareholder is registered in a name other than that of the shareholder (e.g., in the name of a broker or bank nominee), the shareholder who wants to participate in the Plan must become a shareholder of record by having a portion or all of his or her shares transferred to the shareholder’s own name.

Employees of the Company and its United States subsidiaries are also eligible to participate in the Plan through automatic payroll deduction even though they do not have any shares of the Company’s Common Stock registered in their individual names.

PARTICIPATION BY SHAREHOLDERS

5.	How does an eligible shareholder participate?

A holder of record of shares of Common Stock may join the Plan at any time through shareowneronline.com or by completing an Authorization Card and signing and returning it to the Plan Administrator. A postage-paid, pre-addressed envelope is provided for this purpose. An Authorization Card may be obtained by written request, or by calling the Plan Administrator at (800) 650-9222. Where the stock is registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign.

6.	When may a shareholder join the Plan?

A holder of record of shares of Common Stock may join the Plan at any time. The shareholder may enroll online or complete an Authorization card. If the shareholder’s Authorization Card is received by the Plan Administrator two (2) business days prior to the record date for the Company’s next cash dividend (normally, the record date is on or about the 15th day of the month in which a Common Stock dividend is to be paid), then that dividend, if it is to be reinvested, along with any optional cash payments (see Questions 16 and 17) received on or before the Investment Date, will be used to purchase additional shares of Common Stock for the shareholder as of the Investment Date. The “Investment Date” is the dividend payment date for the months in which dividends are payable and the 28th day of the month, or if that date is not a business day, on the next following business day, for months in which dividends are not payable. Dividends on shares of Common Stock are normally payable on the 28th day of February, May, August, and November.

If the Authorization Card is not received by the Plan Administrator two (2) business days prior to the record date, reinvestment of cash dividends will be delayed until the dividend for the next quarter. For example, in order to invest the quarterly dividend expected to be payable on February 28, 2013, a shareholder’s Authorization Card must be received by the Plan Administrator two (2) business days prior to the record date (February 15, 2013), which would normally be on February 13, 2013. If the Authorization Card is received on February 14, 2013, the dividend payable on February 28 would be paid in cash, and the shareholder’s participation in the dividend reinvestment feature of the Plan would not commence until the quarterly dividend expected to be payable on May 28, 2013.

7.	What are the Reinvestment Options??

The Authorization Card allows each shareholder to decide the extent to which he or she wants to participate in the Plan. By checking the appropriate box on the Authorization Card, a shareholder may indicate whether he or she wants to (1) reinvest cash dividends paid on all of the shares of Common Stock registered in his or her name, (2) invest cash dividends paid on some of such shares, and/or (3) participate in the Plan by making optional cash payments within the limits described in Question 17.

The payment of dividends is at the discretion of the Company’s Board of Directors and will depend upon future earnings, the financial condition of the Company, and other factors. The Board may change the amount and timing of dividends at any time without notice.

Full dividend reinvestment — All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or in book-entry form (Direct Registration Shares (DRS)), will be used to purchase additional shares. The Participant will not receive cash dividends from the company; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. You may also send in optional cash with the above option.

Partial dividend reinvestment by share amount — A Participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The partial elected to reinvestment will be applied against the total shares held in the Plan, along with any shares held in physical certificate form or held through DRS. The cash portion of dividends will be sent by check unless the Participant has elected to have those dividends deposited directly to a designated bank account. You may also send in optional cash with the above option.

Cash dividends — All dividends payable to the Participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through DRS. The Participant’s dividend payment will be sent by check unless the Participant has elected to have those dividends deposited directly to a designated bank account. You may also send in optional cash with any of the above options.

Direct deposit of Dividends — You can have your cash dividends not being reinvested, transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact Wells Fargo Shareowner Services to request a Direct Deposit of Dividends Authorization Form, complete and return to Wells Fargo Shareowner Services. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.

If a signed Authorization Card is returned to the Plan Administrator without one of the boxes checked, the shareholder will be enrolled under the “Full Dividend Reinvestment” option. If a signed Authorization Card is returned to the Plan Administrator with the “Partial Dividend Reinvestment” box checked but without the number of shares designated, the card will be returned to the shareholder for completion. If the “Optional Cash Payments Only” box on the Authorization Card is checked, the Company will continue to pay to the Participant cash dividends on shares registered in his or her name, and cash dividends on shares credited to the Participant’s Plan account, but the Plan Administrator will apply any optional cash payment received from the shareholder to the purchase of additional shares of Common Stock under the Plan.

8.	How may a Participant change options under the Plan?

You may change your reinvestment option at any time by going online, calling or sending written notice to Wells Fargo Shareowner Services (see “Contact Information” on page 16). Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

PARTICIPATION BY EMPLOYEES

9.	Which employees are eligible to join the Plan?

Any employee age 18 or older of TECO Energy, Inc. or one of its U.S. subsidiaries is eligible to join the Plan after completing six months of employment, except for those working as part of an educational cooperative program.

10.	What are the rights of employees participating in the Plan?

Employees have the same rights, and are governed by the same terms and limitations, under the Plan as TECO Energy, Inc. shareholders, except that eligible employees may make optional cash payments through regular payroll deductions.

11.	How does an employee authorize payroll deductions under the Plan?

An employee may authorize payroll deductions under the Plan at any time by completing the Payroll Deduction Authorization Form and returning it to the payroll department. The deduction will begin on the next designated pay period. A Payroll Deduction Authorization Form may be obtained from the payroll department.

The Payroll Deduction Authorization Form allows an employee to specify the dollar amount to be deducted from his or her pay each month. The monthly deductions will be used to purchase full and fractional shares of the Company’s Common Stock. In addition, all cash dividends credited to an employee’s Plan account will be fully reinvested and used to purchase additional shares of Common Stock, unless the employee notifies the Plan Administrator otherwise (see Question 8).

The employee must specify on the Payroll Deduction Authorization Form the amount to be withheld each month in whole dollar amounts. The minimum monthly deduction is $25.

No interest will be paid by the Company or the Plan Administrator on payroll deductions held as optional cash payments for the purchase of shares.

12.	How does an employee change or terminate participation in the Plan?

Once authorized, payroll deductions will continue until changed or terminated by the employee. An employee may change the amount of or terminate payroll deductions at any time by giving written notice to the payroll department. Employees may terminate payroll deductions without withdrawing from the dividend reinvestment feature of the Plan.

In order to withdraw from the dividend reinvestment feature of the Plan, an employee must notify the Plan Administrator in writing that he or she wishes to withdraw (see Question 29).

13.	May an employee stop his or her payroll deductions and still participate in the Plan?

Yes. An employee who stops his or her payroll deductions may leave his or her shares in the Plan, and the Plan Administrator will maintain the shares in the Plan account unless otherwise instructed. An employee may also make or continue to make optional cash payments (see Questions 16 and 17).

14.	When are payroll deductions invested?

Payroll deductions are invested on the Investment Date, normally the 28th day of each month. In the event that the 28th is not a business day, then the Investment Date will be the following business day.

15.	What happens when an employee-Participant leaves the Company?

If an employee who is a Participant in the dividend reinvestment feature of the Plan ceases to be employed by the Company, the Plan Administrator will continue to reinvest cash dividends on the shares credited to the Participant’s Plan account until the Participant withdraws from the Plan (see Question 29). If the employee has participated in the Plan exclusively through payroll deductions and/or optional cash payments, all accumulated shares in the employee’s account will be retained by the Plan Administrator and dividends paid as previously requested until the Plan Administrator is notified in writing to issue a stock certificate. Upon receipt of the notice by the Plan Administrator, certificates for whole shares credited to an employee’s account under the Plan will be mailed to him or her and a cash payment will be made for any fraction of a share and for any payroll deductions or optional cash payments which have not been invested. The cash payment for any fraction of a share sold will be based on the average weighted price for all shares sold for the plan on the trade date or dates less the per share transaction charge. The Participant will be charged a per share charge (currently $.10), which includes a brokerage commission, on the sale and any transfer tax.

OPTIONAL CASH PAYMENTS

16.	How do optional cash payments work?

Optional cash payments received from a Participant prior to the Investment Date will be applied by the Plan Administrator to the purchase of additional shares of Common Stock as of the Investment Date. The price of the shares of Common Stock purchased with optional cash payments will differ depending upon whether purchases are made from the Company or on the open market (see Questions 19 and 20). Optional cash payments received on or after an Investment Date will be held by the Plan Administrator until the next Investment Date. No interest will be paid by the Company or the Plan Administrator on optional cash payments held for the purchase of shares. A shareholder may participate in the Plan even if he or she wishes only to invest optional cash payments.

17.	How may optional cash payments be made?

Optional cash payments may be made through automatic cash withdrawal or by check.

Through the Automatic Cash Withdrawal and Investment Service you can have money automatically withdrawn from a checking or savings account and invested in the Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from the Participant’s designated bank account on approximately the 25th of each month. If the 25th is not a business day, then the funds will be withdrawn on the preceding business day. Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan account statements and in their bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of the Plan you may contact the Plan Administrator, complete and sign the Automatic Cash Withdrawal and Investment Service section on the Authorization Card and return it to the Plan Administrator. You can stop the Automatic Cash Withdrawal and Investment Service by writing to the Plan Administrator at the address shown in this brochure. To be effective with respect to a particular investment date, your request to change or enroll in the automatic withdrawal feature must be received by the Plan Administrator at least 15 business days prior to the investment date.

Optional cash payments may also be made by check, which should be made payable to Shareowner Services/TECO Energy, Inc. and sent to the address listed on the cash payment form provided on the statements of account. Optional cash payments forwarded to any other address do not constitute a valid delivery.

In any one transaction, the minimum optional cash payment is $25 and the maximum optional cash payment is $10,000. The Company reserves the right to refuse any optional cash payment which, when combined with all other optional cash payments made by the Participant during the calendar year, exceeds $120,000, and in the event a payment is received such that the stated limit would be exceeded if the entire payment were credited to the account, the entire payment will be rejected, not just the portion above the limit. Optional cash payments will be refunded if a written request for refund is received by the Plan Administrator at least two business days prior to application of such payments to the purchase of shares. Other than funds submitted through the Automatic Cash Withdrawal and Investment Service, funds submitted for investment must be by check, in United States funds, drawn on a United States bank, and must be funds available for immediate deposit. Funds received not meeting these requirements will be returned.

You are under no obligation to make optional cash investments. Funds awaiting purchase do not earn interest.

If any optional cash contribution, including payments by check or automatic cash withdrawal, is returned for any reason, the Plan Administrator will remove from the Participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to recover a $35.00 returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

COSTS

18.	Are there any expenses to Participants in connection with purchases under the Plan?

The costs of administration of the Plan are paid by the Company. A per share charge (currently $.10), which includes a brokerage commission for shares purchased on the open market, will be included in the price per share. In the event a Participant withdraws from the Plan and requests the Plan Administrator to sell the shares, the Participant will be charged a per share charge (currently $.10), which includes a brokerage commission, on the sale and any transfer tax (see Question 29). For more information regarding expenses, see “Investment Summary and Fees” on page 17.

PURCHASES

19.	What is the source of shares purchased under the Plan?

Shares purchased under the Plan may come from authorized but unissued shares of Common Stock of the Company or from shares purchased by the Company in the open market. The decision to purchase shares on the open market will take into account the Company’s need for common equity and general market conditions. In the event that the Company instructs the Plan Administrator to purchase shares for Participants on the open market, the Plan Administrator will invest the cash dividends and/or optional cash payments by purchasing shares of the Company’s Common Stock on the open market as soon as possible commencing on the Investment Date. In the event that shares are open market purchases, Plan Administrator will usually use an affiliated broker to purchase shares on the open market (“Affiliated Broker”). The Affiliated Broker receives commissions in connection with such purchases.

20.	What will be the price of the shares of Common Stock purchased under the Plan?

a.	Newly issued shares purchased from the Company.

The price of the shares of Common Stock purchased where such shares are newly issued and purchased from the Company will be the average of the daily high and low sale prices of the Company’s Common Stock, on the day the shares are purchased, as reported in any nationally recognized and available internet data provider of daily composite trading price information, such as Yahoo Finance or MarketWatch. The purchases will normally occur on the Investment Date.

b.	Shares purchased on the open market.

In the event the Company directs the Plan Administrator to purchase shares on the open market rather than from the Company, the purchase price will be based on the weighted average cost of all the shares, plus a per share charge (currently $.10), which includes a brokerage commission, purchased by the Plan Administrator on the open market. In the event that the purchase of shares in the open market occurs over more than one day, the purchase price will be the weighted average cost of all shares purchased.

No Participant shall have any right to direct the time or price at which Common Stock may be purchased.

21.	How many shares of Common Stock will be purchased for Participants?

The number of shares to be purchased depends on the amount of the Participant’s reinvested cash dividends, optional cash payments, or both, and on the price of the shares of Common Stock. Each Participant’s account will be credited with a number of shares, including fractions computed to four decimal places, equal to the total amount invested divided by the purchase price.

22.	When will purchases of shares of Common Stock be made?

Share purchases from the Company will be made as of the Investment Date as defined in Question 6.

When shares are purchased on the open market, share purchases will be as of the date on which the Plan Administrator has purchased sufficient shares for all Participants and such shares are allocated to Participants’ accounts.

SALES

23.	How can I sell my shares?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the shares of Common Stock of TECO Energy, Inc. are traded. Depending on the number of TECO Energy, Inc. shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

The Plan Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the Participant and is a risk that is borne solely by the Participant.

Sales proceeds will be net of any fees to be paid by the Participant (see “Investment Summary and Fees” on page 17 for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a Participant submits a request to sell all or part of the Plan shares, and the Participant requests net proceeds to be automatically deposited to a checking or savings account, the Participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the Participant is unable to provide a voided check or deposit slip, the Participant’s written request must have the Participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A Participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the Participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the Participant can deliver to their broker.

TECO Energy, Inc. share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Bank nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the Participant and is a risk that is borne solely by the Participant.

Sale instructions may be provided via the internet, phone, or mail.

By Internet:

Accounts that are registered in the name of an Investment Club, Corporation, or Partnership will not be allowed online access. Please note: additional access restrictions may apply.

For current shareholders of record: Go to shareowneronline.com and click on “Sign Up Now!” under “I am a Current Shareowner.” You will need your 10-digit account number, your 12-digit Authentication ID and a valid email address. Your account number can be found on your dividend check, dividend deposit notice or account statement. If you do not have your Authentication ID, you may request one online or by phone. Your Authentication ID will be sent to your mailing address on file.

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Once you have activated your account online, you can also:

•	Authorize, change or stop your Automatic Cash Withdrawal and Investment Service;
•	Consent for electronic delivery of statements including tax forms;
•	Sell some or all of your Plan shares if the current market value of the shares to be sold is $25,000 or less; and

•	Elect to view statements, tax forms, and company communications. You will receive an email notification when new documents are available for viewing.

By Telephone:

If you have established automated privileges on your account, you can:

•	change the amount of or stop automatic monthly bank withdrawals;
•	change your dividend reinvestment option (for example, from full to partial reinvestment);
•	sell some or all of your plan shares if the current market value of the shares to be sold is
•	$25,000 or less; and
•	request a certificate for some or all full shares in the plan, but only if the current market value of the shares to be issued is $50,000 or less.

To establish automated privileges, please call Wells Fargo Shareowner Services and request an Automated Request Authorization form.

Sale orders by Mail:

You may instruct the Plan Administrator to sell some or all of your plan shares by placing a sale order by completing and signing the tear-off portion of your account statement and mailing the instructions to the Plan Administrator. If there is more than one name or owner on the Plan account, all Participants must sign the tear-off portion of the account statement.

REPORTS TO PARTICIPANTS

24.	What kind of reports will be sent to Participants in the Plan?

Each Participant will receive a statement of account as soon as practicable following each purchase of shares. These statements are a Participant’s continuing and permanent record of the cost of purchases and should be retained for income tax purposes. In addition, each Participant will receive copies of all communications sent to all holders of shares of the Company’s Common Stock, including the Company’s annual report to shareholders, the notice of annual meeting and proxy statement, and any reports of taxable income required by the Internal Revenue Service.

The statement will indicate the number of shares purchased, the price per share paid and will include any applicable tax information pertaining to the Participant’s reinvestment account. Participants should be aware that it is important to retain all statements received as there could be a fee incurred when requesting the Plan Administrator to supply past history.

DIVIDENDS

25.	Will a Participant be credited with cash dividends on shares held in his or her account under the Plan?

Yes. The Company pays cash dividends, as declared, to the record holders of all outstanding shares of its stock. As the record holder for Participants, the Plan Administrator will receive cash dividends for all shares credited to Participants’ accounts on the Common Stock dividend payment date. It will credit such cash dividends to four decimal places to Participants on the basis of full and fractional shares held in their accounts. For Participants other than those making only optional cash payments, cash dividends credited to their accounts will be reinvested in additional shares. Participants making only optional cash payments will have all cash dividends paid to them.

CERTIFICATES FOR SHARES

26.	Will certificates be issued for shares of Common Stock purchased by Participants?

Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to Participants. Shares of Common Stock purchased for Participants in the Plan will be registered in the nominee name of the Plan Administrator, and credit for shares purchased will be shown on each Participant’s statement of account. This additional service protects against loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to a Participant’s account under the Plan will be issued upon written request to the Plan Administrator from the Participant. A Participant need not withdraw all his or her shares (see Question 29). Any remaining full shares and fractions of shares will continue to be credited to the Participant’s account. Certificates for fractions of shares will not be issued under any circumstances. Shares credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

DEPOSIT

27.	May I send certificates for shares of Common Stock of the Company held in my possession to the Plan Administrator for safekeeping?

Yes. Participants in the Plan may send certificates for shares of Common Stock of the Company held in their possession to the Plan Administrator for safekeeping at no cost. These shares will be combined with the full and fractional shares acquired under the Plan and held by the Plan Administrator. Shortly thereafter, the Participant will receive a statement showing combined holdings. The Plan Administrator will treat these shares in the same manner as shares purchased for the Participant’s account.

The Company offers book entry safe keeping through the Direct Registration System (“DRS”). Shares held in DRS are registered in your name on the books of the Company (commonly referred to as “book-entry”) without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in DRS have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•	Eliminate the risk and cost of storing certificates in a secure place
•	Eliminate the cost associated with replacing lost, stolen, or destroyed certificates
•	Move shares electronically to your broker

How to Begin: Any future share transactions will be issued to DRS rather than physical certificates unless a certificate is specifically requested by the shareholder. You may convert any stock certificate(s) you are currently holding into book-entry form. Send the stock certificate(s) to Wells Fargo Shareowner Services with a request to deposit them to your account. There is no cost to you for this DRS custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and the Company recommends sending your certificate registered insured mail for 2% of the current market value. See Optional Mail Loss Insurance below.

Electronic Share Movement: You may choose to have a portion or all of your DRS or Plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

Optional Mail Loss Insurance: Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.

The Plan Administrator can provide loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.

To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

28.	In whose name will certificates be registered when issued?

Accounts under the Plan are maintained in the same names in which share certificates of Participants are registered at the time the Participants entered the Plan. Certificates for whole shares of Common Stock will be so registered when issued, except in instances such as death. Upon written request, certificates also can be registered and issued in names other than the account name subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request bears the signature of the Participant and the signature is guaranteed by a member of the Securities Transfer Plan Administrator Medallion Program.

WITHDRAWAL

29.	May a Participant withdraw from the Plan?

Yes. The Plan is entirely voluntary, and a Participant may withdraw from the Plan at any time.

A Participant may cancel participation in the Plan prior to a particular dividend payment date if a written notice of withdrawal from the Plan is received by the Plan Administrator two (2) business days prior to the record date for the Company’s next cash dividend, which normally is the 15th day of the month in which a Common Stock dividend is to be paid (see Question 6). If the notice of withdrawal is not received by the Plan Administrator two (2) or more business days prior the record date for the Company’s next cash dividend payment, it will be processed, and cancellation of the stockholder’s participation in the Plan shall be effective, as promptly as possible following the related dividend payment date. Following cancellation, all subsequent cash dividends will be paid to the Participant, unless the Participant re-enrolls in the Plan, which may be done at any time. Optional cash payments that have not been invested will be refunded if a written request for refund or withdrawal from the Plan is received by the Plan Administrator at least two (2) business days prior to the application of such payments to the purchase of shares.

Your participation in the Plan may be terminated if you do not have at least one full share registered in your name or in your Plan account.

30.	How does a Participant withdraw from the Plan?

To withdraw from the Plan, a Participant must notify the Plan Administrator in writing that he or she wishes to withdraw. A withdrawal/termination form is attached to the statement of account for this purpose. When a Participant withdraws from the Plan or upon termination of the Plan by the Company, certificates for whole shares credited to the Participant’s account under the Plan will be mailed to him or her, and a cash payment will be made for any fraction of a share and for any optional cash payments that have not been invested.

Upon his or her withdrawal from the Plan, the Participant may request that a portion or all of his or her shares in the Plan, both whole and fractional, be sold. This sale will be made within five trading days after receipt by the Plan Administrator of the request. The cash payment for any fraction of a share will be based on the average weighted price for all shares sold for the plan on the trade date or dates less the per share transaction charge for the latest practicable date preceding processing of the withdrawal. All registered owners must sign any such request to sell shares as their name(s) appears on their account.

All sales of shares will be made in the open market on the exchange on which the shares are traded. Sales are usually made through an Affiliated Broker. The Affiliated Broker will receive brokerage commissions. The price per share cannot be determined prior to the sale. The price per share sold will reflect the $.10 per share fee, and shall always be the average weighted price for all shares sold for the Plan on the trade date or dates. Sales are made at least once a week. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The selling price will not be known until the sale is complete. A check for the proceeds of the sale of shares, less applicable taxes and transaction fees, will normally be mailed to you by first class within two (2) business days after the final trade settlement date.

To be effective with respect to a particular investment date, your request to terminate the automatic withdrawal feature must be received by the Plan Administrator at least 15 business days prior to the investment date.

Your termination notice should specify whether to (1) convert all your full Plan shares to book-entry (DRS) or issue physical certificate(s) for all full Plan shares and sell the remaining fraction, (2) sell all of your Plan shares, or (3) convert a specified number of full Plan shares to book-entry (DRS) or issue physical certificate(s) for a specified number of full shares and sell the remaining shares.

Participants will receive a check or direct deposit less any brokerage commission and service fees in the amount of any fractional or full shares sold. Future dividends will be paid in cash.

If no election is made in the request for termination, full Plan shares will be converted to book-entry (DRS) or a stock certificate(s) will be issued for the full number of Plan shares and a check issued for net proceeds of the fractional share.

If you request to transfer all shares in your Plan account between a dividend record date and payable date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

31.	What happens when a Participant sells or transfers all of the shares registered in his or her name?

If a Participant disposes of all shares of Common Stock registered in his or her name, the Plan Administrator will continue to reinvest the cash dividends on the shares credited to the Participant’s account under the Plan until notified that the Participant wishes to withdraw from the Plan. If an “Optional Cash Payments Only” Participant disposes of all shares of Common Stock registered in the Participant’s name, the Plan Administrator will continue to pay cash dividends to the Participant on shares credited to the Participant’s account under the Plan until notified that the Participant wishes to withdraw from the Plan. Sales are usually made through an Affiliated Broker. Normally, the shares are sold on the exchange on which the shares of the Common Stock of the Company trade. The price per share sold will reflect a per share charge (currently $.10), which includes a brokerage commission, and shall always be the average weighted price for all shares sold for the Plan on the trade date or dates. Participants will incur a per share charge (currently $.10), which includes a brokerage commission, per share sold.

OTHER INFORMATION

32.	If the Company has a rights offering, how will a Participant’s entitlement be computed?

A rights offering takes place when the Company issues to the existing shareholders the right to purchase additional shares of Common Stock in proportion to the shares already owned. A Participant’s entitlement in a rights offering will be based upon the Participant’s total holdings, including shares credited to the Participant’s account under the Plan. Rights will be issued for the number of whole shares only, unless rights for one or more whole shares in lieu of any fractional share interest are issued. Rights based on a fraction of a share not so provided for will be sold for a Participant’s account by the Plan Administrator and the net proceeds will be issued by check and mailed to the Participant.

33.	What happens if the Company issues a stock dividend or declares a stock split?

All shares of Common Stock distributed as a result of a stock dividend or a stock split on shares credited to the account of a Participant will be added to the Participant’s account. As soon as practicable after the declaration of a stock dividend or stock split, a statement will be sent to each Participant which will indicate the number of shares of Common Stock credited to each Participant’s account under the Plan as a result of the stock dividend or stock split. A Participant may receive a certificate for such shares at any time by sending a written request to the Plan Administrator. .

34.	How will a Participant’s shares be voted at meetings of shareholders?

For any shareholders’ meeting, each Participant will receive a single proxy card covering the total number of whole shares of Common Stock held—both the shares registered in the Participant’s name and those shares credited to his or her account under the Plan. If the proxy card is returned properly signed and marked for voting, all of the whole shares will be voted as marked. Also, the total number of whole shares held may be voted in person at the shareholders’ meeting.

If a proxy card is returned properly signed but without indicating instructions as to the manner shares are to be voted with respect to any item, all of the Participant’s whole shares—those registered in his or her name and those shares credited to his or her account—will be voted in accordance with the recommendations of the Company’s Board of Directors, or as otherwise indicated in the Form of Proxy or Proxy Statement. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the Participant’s shares covered by such proxy card will be voted unless the Participant votes in person at the meeting.

The Plan Administrator will vote all shares held in the Participant’s account in the same way in which the Participant votes shares of TECO Energy, Inc. standing of record in the Participant’s name by regular proxy returned by Participants to TECO Energy, Inc., or, if the Plan Administrator sends to the Participant a separate proxy covering the shares credited to the Participant’s dividend reinvestment account, then such shares will be voted as designated in such separate proxy. In the event the Participant does not direct the voting of shares by either such regular or separate proxy, the shares credited to Participant’s Plan account will not be voted.

35.	May the Plan be changed or discontinued?

The Company reserves the right to suspend, modify, amend, or terminate the Plan, or to change the Plan Administrator administering the Plan, at any time. Notice of any such modification, amendment, suspension, termination, or change of Plan Administrator will be sent to all Participants. In the event the Company changes the Plan Administrator, all references to the Plan Administrator shall thereafter mean the successor Plan Administrator as designated by the Company.

CONTACT INFORMATION

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

For existing registered shareholders:
Go to shareowneronline.com
Select Sign Up Now!
Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-650-9222 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see Deposit information on page12.

INVESTMENT SUMMARY AND FEES

Enrollment Fee
Enrollment in Plan (registered shareowners, employees)	Company Paid

Minimum and Maximum Investments Amounts
Minimum Cash Investment (per transaction)	$25.00
Minimum Recurring Automatic Investments	$25.00
Minimum Employee Payroll Deduction	$25.00

Maximum Monthly Investment	$10,000.00

Participant Fees
	Administrative Fee	Shareholder Paid Fee
Quarterly Reinvestment	Company Paid
Check Investment	Company Paid
One-Time Automatic Investment	Company Paid
Recurring Automatic Investment	Company Paid
Employee Payroll Deduction	Company Paid
Dividend Purchase Trading Commission (per share)		$0.10
Optional Cash Purchase Trading Commission (per share open market)		$0.10

Sales Fees
Batch Order	Company Paid
Sale Trading Commission (per share)		$0.10
Direct Deposit of Net Proceeds (per transaction)	$5.00

Other Fees
Certificate Issuance	Company Paid
Certificate Deposit	Company Paid
Returned Check or Rejected automatic Bank Withdrawal
(per item)	$35.00
Prior Year Duplicate Statements (per year)	$15.00

ABOUT THE PLAN ADMINISTRATOR

In administering the Plan, neither the Plan Administrator nor the Company is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for Participants. Selling Participants should be aware that the share price of the Company’s common stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

Wells Fargo Shareowner Services, as the Plan Administrator, is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan Participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the Participant.

The Plan Administrator is acting solely as agent of the Company and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan.

The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against the Plan Administrator or the Company.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

The following is only a summary and does not purport to be a complete description of all of the federal income tax consequences of participation in the Plan. Except as noted, the taxation of foreign shareholders is not discussed in this Prospectus. Participants are urged to consult their own tax advisors regarding the federal, state and local and foreign tax consequences (including the effects of any changes in law) of their participation in the Plan.

Reinvestment of Cash Dividends

If shares purchased with reinvested cash dividends are newly issued shares, the Participant will be considered to have received a dividend for federal income tax purposes equal to the fair market value of the shares on the date of purchase. If the shares are purchased on the open market, the Participant will be treated as having received a dividend equal to the reinvested cash dividend. The tax basis of shares purchased with reinvested cash dividends will equal the amount of dividend income recognized by the Participant for federal income tax purposes with respect to the shares, and the holding period of the shares will begin on the day following the date of purchase.

Optional Cash Payments

If shares purchased with optional cash payments are newly issued shares, the Participant may be treated for federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value of the shares on the date of purchase over (ii) the optional cash payments made. A Participant will not be deemed to have received a dividend with respect to shares purchased on the open market. The tax basis of shares purchased with optional cash payments will equal the optional cash payments plus the amount (if any) treated as a dividend for federal income tax purposes, and the holding period of the shares will begin on the day following the date of purchase.

Withholding

In the case of Participants (including foreign shareholders) whose dividends are subject to “backup” withholding or United States income tax withholding, the amount reinvested in shares will equal the cash dividends less the amount required to be withheld.

USE OF PROCEEDS

The Company does not know either the number of shares that will ultimately be purchased from the Company under the Plan or the prices at which such shares will be sold. The proceeds from the sale of any additional Common Stock by the Company will be added to the general funds of the Company and will be used for general corporate purposes.

We will not receive any funds under the Plan from the purchase of shares by the Plan Administrator on the open market.

INSIDER TRADING POLICY

The Company’s Insider Trading Policy provides that the Participants may not trade in the Company’s common stock if in possession of material, non-public information about the Company. Share sales by employees, affiliates and Section 16 officers must be made in compliance with the Company’s Insider Trading Policy.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Bylaws provide that the Company will indemnify directors and officers against certain expenses and liabilities incurred in connection with such person’s position with the Company to the full extent permitted by law. The Company maintains an insurance policy on behalf of its directors and officers, covering certain liabilities that may be incurred by the directors and officers when acting in their capacities as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. If a claim should arise for indemnification with regard to liability under the federal securities laws, the permissibility of such claim may have to be resolved by a court of competent jurisdiction.

LEGAL MATTERS

Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts has passed upon the validity of the securities for the Company.

EXPERTS

The consolidated financial statements, financial statements schedules and management’s assessment of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.